Exhibit 21
UNIVEST CORPORATION OF PENNSYLVANIA
AND SUBSIDIARIES
EXHIBIT 21
[Item 15(c)]
Subsidiaries of the Registrant
100% Voting Securities Owned by Registrant

1)	Univest Bank and Trust Co. ─ chartered in the Commonwealth of Pennsylvania ─ and its wholly-owned subsidiary as follows:

a.	Delview, Inc. ─ chartered in the State of Delaware and its wholly-owned subsidiaries:

i.	Univest Investments, Inc. ─ chartered in the Commonwealth of Pennsylvania

ii.	Univest Insurance, Inc. ─ chartered in the Commonwealth of Pennsylvania

iii.	Allied Benefits Group, LLC─ chartered in the Commonwealth of Pennsylvania

iv.	Girard Partners Ltd. (Girard Partners) ─ chartered in the Commonwealth of Pennsylvania

b. TCG Investment Advisory, Inc. ─ chartered in the Commonwealth of Pennsylvania

c. Univest Capital, Inc. ─ chartered in the Commonwealth of Pennsylvania

d. 104 S. Oakland Ave., LLC ─ chartered in the State of New Jersey

e. Fox Chase Service Corporation ─ chartered in the Commonwealth of Pennsylvania

f. Davisville Associates, LLC ─ chartered in the Commonwealth of Pennsylvania

All the subsidiaries do business under the above names.